EXHIBIT 99.4

Chen Xinxin

Board of Directors

Article I. SavMobi Technology, Inc.

Re: Letter of Resignation

Article II. This letter serves as my resignation as President, Secretary, Treasurer and Director from the Board of SavMobi Technology, Inc. and relief of all my duties within SavMobi Technology, Inc., with immediate effect.

I confirm that I have no claims against the Company or any issue to bring to the attention of the Board.

Your Sincerely,

Chen Xinxin